UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 19, 2009

RATHGIBSON, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134875	22-3683283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Half Day Road, Suite 210, Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip Code)

(847) 276-2100
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Overview

On June 19, 2009, RathGibson, Inc. (the “Company”) entered into an eighth amendment to its senior secured revolving credit facility (the “Revolving Credit Facility”), dated as of February 7, 2006, by and among the Company, RGCH Holdings Corp., Greenville Tube Company, the financial institutions who are or become lenders thereunder and General Electric Capital Corporation (in its individual capacity and as agent).  The amendment was entered into in connection with a series of transactions pursuant to which Wayzata Opportunities Fund II, L.P. acquired all of the rights and obligations of the lenders under the Revolving Credit Facility.  The amendment provides for: (i) modifications to certain terms of the Revolving Credit Facility; and (ii) a forebearance period with respect to any default or event of default under the Revolving Credit Facility existing on the effective date of the amendment.

Amendments to the Revolving Credit Facility

The amendments to the Revolving Credit Facility:

(i)

permit the Company to draw up to $11.0 million under the Revolving Credit Facility as overadvances that would not otherwise be permitted by reference to the Company’s borrowing base during the period commencing on the effective date of the amendment and ending on the expiration of the forebearance period, as explained below;

(ii)

terminate the Company’s right to receive letters of credit under the Revolving Credit Facility; and

(iii)

modify the borrowing base under the Revolving Credit Facility to allow the lenders to waive, in whole or in part, the $5.0 million reduction in the borrowing base as a result of the Company not maintaining a fixed charge coverage ratio (as defined in the agreement) of at least 1:1 for the most recent four fiscal quarters.

Forebearance

The amendment provides for a forebearance period with respect to any default or event of default under the Revolving Credit Facility that was in existence on the effective date of the amendment.  The forebearance period commenced on the effective date of the amendment and will expire on June 30, 2009, subject to certain conditions that could accelerate the expiration of the forebearance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RATHGIBSON, INC.

/s/ Jon M. Smith
Jon M. Smith
Chief Financial Officer

Date: June 25, 2009

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